Exhibit 99.1

Ideanomics to Increase Stake in Italian Electric Motorcycle Maker Energica Motor Company

-	Bid for Investment would increase Ideanomics’ ownership stake in leading manufacturer of high-performance electric motorcycles from 20% to approximately 70%
-	Manufactured in the heart of the Italian Motor Valley in historic Modena
-	Energica riders experience the kind of thrills evoked by an Italian racing legend heritage
-	Energica lineup of high-performance electric motorcycles available in market today

NEW YORK, NY Sept. 15, 2021 -- PRNewswire -- Ideanomics (NASDAQ: IDEX) ("Ideanomics" or the "Company"), today announced it has entered into an agreement to launch a voluntary conditional tender offer in concert with the Founders of Energica for shares of Energica Motor Company S.p.A. (Energica), a leading manufacturer and distributor of high-performance 100% battery-powered electric motorcycles, pursuant to which Ideanomics plans to increase its investment in Energica to approximately 70%. The Energica Founders shall continue to own 29% of Energica.

Manufactured in the heart of the Italian Motor Valley in historic Modena, Energica motorcycles are the ultimate expression of Italian exclusivity, performance, and design. With state-of-the-art, race-derived technology, Energica owners experience the kind of thrills evoked by the highest peak and sustained performance of any homologated electric motorcycle available for road use. On the track or on the road, Energica motorcycles embody the evolution of emissions-free excellence.

Energica nearly doubled their sales in 2020 and the first half of 2021 has been strong with the firm accepting its largest order to date. This performance is fueling a swift expansion in the European market as well as in Asia, the Middle East and Africa (AMEA).

The Energica lineup of high-performance electric motorcycles includes:

●	Energica EGO, EGO+ and EGO+ RS: The Energica EGO series offers riders the highest top speed and sustained performance of any electric motorcycle on the market. Coupled with surprisingly nimble handling even at lower speeds, the bike sports immense torque, blistering acceleration, sophisticated on-board technology, and DC Fast Charging (DCFC) as standard - all with zero emissions.
●	Energica EVA Ribelle and EVA Ribelle RS: A true electric e-fighter, Energica’s EVA Ribelle is the naked version of the Energica EGO, with the same torque, power, acceleration, and range, with key differences being riding position and top speed. Perfect for aggressive riding with an urban mojo, or an assertive-yet-upright riding position instead of the typical track day crouch, the EVA Ribelle also easily transforms into a long-distance sport touring bike with the simple addition of side panniers, windshield, and tank bag.

●	Energica EVA EsseEsse9, EVA EsseEsse9+ and EVA EsseEsse9+ RS: The Energica EVA EsseEsse9 shares the technology and sophistication of both the EGO and the EVA Ribelle but is made more suitable for casual riding without the demanding hyper-performance of the other two models. The EVA EsseEsse’s classic bench seat and relaxed riding position make it the ideal bike for two-up riding and the preferred choice for long-distance electric wanderers around the world.

With its investments in Energica, Ideanomics continues to expand its global footprint in the electric vehicle (EV) industry, especially in the high-growth two-wheeler market, complementing Ideanomics’ Treeletrik business, headquartered in Malaysia and serving the ASEAN market.

“The two-wheeler electric market is poised for significant growth, and we couldn’t be more excited about the synergies between Ideanomics and Energica that will allow us to be a prime player in this space,” said Shane McMahon, Executive Chairman of Ideanomics. "This vibrant piece we are adding to the mobility business will not only expand our market reach, but also add significant weight to the mechanical expertise and technology innovation in the two-wheeler space."

“We are grateful for Energica’s continued interest in growing synergistically alongside other brands within the Ideanomics Mobility ecosystem,” said Alf Poor, CEO of Ideanomics. “With exceptional management and leadership in place and a full range of innovative zero-emissions products already in market, we believe Energica has the opportunity to benefit strongly from Ideanomics Capital’s resources, transforming their growth trajectory and positioning them as a global leader in the electric motorcycle market.”

The global high performance electric motorcycle market is expected to grow at a CAGR of over 35% from 2019-2024. With its state-of-the-art battery technology development, Energica was chosen by Dorna as a single manufacturer for the FIM Enel MotoE™ World Cup.

“We are thrilled to further our relationship with Ideanomics as they continue to expand their global footprint in the EV industry, especially the promising two-wheeler market,” said Livia Cevolini, CEO of Energica Motor Company S.p.A. “Ideanomics provides access to a synergistic network of innovative companies addressing global challenges within the zero-emission transportation segment. We look forward to continued growth, innovation and collaboration within the Ideanomics ecosystem.”

The transaction is subject to regulatory approval, and other customary closing conditions. Further details of this transaction are available in the company’s 8-k filing.

Advisors

Ideanomics was assisted by Venable LLP and Greco Vitali e Associati acting as Ideanomics' legal advisors, while Energica and the founding members were assisted by Nctm.

For more information and news on other Ideanomics investments, please visit https://ideanomics.com.

About Energica Motor Company S.p.A.

Energica Motor Company S.p.A. is the world's leading manufacturer of high-performance electric motorcycles and the sole manufacturer of the FIM Enel MotoE™ World Cup. Energica motorcycles are currently on sale through their official network of dealers and importers.

About Ideanomics

Ideanomics is a diversified solutions provider for electric mobility. The company provides turn-key vehicle, finance and leasing, and energy management services for commercial fleet operators. Its Ideanomics Mobility division has a strong ‘Made in America’ theme, and boasts a market validated, and revenue producing, deployment of technologies and vehicles for high-growth commercial fleet segments such as last mile and local delivery, wireless charging, Hydrogen fuel cells, and Agritech.

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Contacts:

Ideanomics, Inc.

Tony Sklar, SVP of Investor Relations

1441 Broadway, Suite 5116, New York, NY 10018

ir@ideanomics.com

Jeremy Ertl, Skyya PR for Ideanomics

jeremy@skyya.com